Exhibit 99(h)(7)
AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

THIS OPERATING EXPENSE LIMITATION AGREEMENT, dated as of December 3, 2012, and amended and restated as of August 5, 2013, is made and entered into by and between Broadmark Funds, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust (each, a "Fund" and together the "Funds") set forth on Schedule A attached hereto, and Broadmark Asset Management LLC (the "Adviser").

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between the Trust, on behalf of the Funds, and the Adviser (the "Investment Management Agreement"); and

WHEREAS, the Funds, and each of their respective classes, are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit each Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.           LIMIT ON OPERATING EXPENSES.  The Adviser hereby agrees, subject to Paragraph 3 hereof, for the Initial Term (as that term is defined in Paragraph 4 of this Agreement), to reduce the fees payable to it under the Investment Management Agreement between the Trust and the Adviser, and/or reimburse other expenses of each Fund, to the extent necessary to limit the current operating expenses of each class of shares of the Fund (excluding any brokerage costs, interest, taxes, dividends or interest on short positions, acquired fund fees and expenses and extraordinary expenses, such as litigation and indemnification costs) to the amount of the "Maximum Operating Expense Limit" applicable to each such class of shares as set forth on Schedule A attached hereto.

In the event that the current operating expenses of any class of shares of a Fund, as accrued each month, exceed the Maximum Operating Expense Limit for that class, the Adviser will reduce the fees payable to it and/or pay to that class, on a monthly basis, the excess expense within fifteen (15) calendar days, or such other period as determined by the Board of Trustees of the Trust (the "Board" or the "Trustees"), of being notified that an excess payment is due.  In the event that the Board determines that an excess expense payment due date will be other than fifteen (15) calendar days, the Trust will provide the Adviser with ten (10) calendar days' written notice prior to the implementation of such other excess expense payment due date.

2.           DEFINITION.  For purposes of this Agreement, the term "Operating Expenses," with respect to each class of Fund shares, is defined to include all expenses necessary or appropriate for the operation of the Funds and each of their respective classes of shares, including the Adviser's investment management fee, which fee is detailed in the Investment Management Agreement, and, if applicable, any distribution services (Rule 12b-1) fees and other expenses described in the Investment Management Agreement, but it does not include any brokerage costs, interest, taxes, dividends or interest on short positions, acquired fund fees and expenses or extraordinary expenses, such as litigation or indemnification costs.

3.           REIMBURSEMENT OF FEES AND EXPENSES.  For the first, second and third fiscal years following a fiscal year during which the Adviser waived its fee or otherwise limited expenses of a Fund pursuant to this Agreement, the Adviser may seek from the Fund, and such Fund agrees to pay to the Adviser, reimbursement for such fee waiver and expense payments of the Adviser that, but for Paragraph 1 hereof, would have been payable by the Fund (the "Deferred Fees"), in an amount corresponding to such fee waiver and expense payment of the Adviser, subject to the limitations provided in this Paragraph 3.  Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of the fees and expenses set forth in Paragraph 1 of this Agreement), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for each respective class of shares of the Fund, as set forth on Schedule A.  Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of: (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of the fees and expenses set forth in Paragraph 1 of this Agreement) do not exceed the above-referenced "Maximum Operating Expense Limit" for each respective class of shares of the Fund. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

4.           TERM.  This Agreement shall become effective with respect to each Fund on the date that the Investment Management Agreement becomes effective with respect to that Fund, and, unless sooner terminated as provided in Paragraph 5 of this Agreement, shall remain in effect for an initial period of not less than two years and until the next following effective date of the Post-Effective Amendment to the registration statement of the Trust relating to such Fund incorporating the Fund's financial statements for the Fund's fiscal year (the "Initial Term"), and from year to year thereafter, provided that each such continuance is specifically approved by a majority of the Trustees who (i) are not "interested persons" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Trust or any other party to this Agreement, and (ii) have no direct or indirect financial interest in the operation of this Agreement (the "Non-Interested Trustees").

5.           TERMINATION.  This Agreement may be terminated with respect to any Fund, at any time and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days' written notice to the Adviser.  This Agreement may not be terminated by the Adviser during the Initial Term, and thereafter may not be terminated by the Adviser without the consent of the Board, which consent will not be unreasonably withheld.  This Agreement will automatically terminate with respect to a Fund if the Investment Management Agreement of such Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement's termination.

6.             AMENDMENTS.  This Agreement may be amended or modified with respect to any Fund by a written agreement properly authorized and executed by both parties hereto; provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of such Fund and by a majority of the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

7.           ASSIGNMENT.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

8.           SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

9.           GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BROADMARK FUNDS	BROADMARK ASSET MANAGEMENT LLC

By: /s/ Christopher J. Guptill	By: /s/ Christopher J. Guptill
Name: Christopher J. Guptill	Name: Christopher J. Guptill
Title: President	Title: Chief Executive Officer

Schedule A

Maximum Operating Expense Limits

Fund Name and Class of Shares	Maximum Operating Expense Limit*
Broadmark Tactical Plus Fund
Investor Shares	1.84%
Institutional Shares	1.49%

Broadmark Tactical Fund
Investor Shares	1.76%
Institutional Shares	1.41%

* Expressed as a percentage of average daily net assets.